DRC Resources Corporation

601 - 595 Howe Street, Vancouver, B.C. V6C 2T5

Tel: 604-687-1629 ~ Fax: 604-687-2845

E-mail: drcresources@uniserve.com

Website: www.drcresources.com

TSX Symbol: DRC

DRC Receives U.S. SEC Clearance for 12(g) Registration

August 23, 2004, Vancouver, British Columbia - DRC Resources Corporation is pleased to announce the Company's Form 20F Registration Statement filing has been accepted by the United States Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934. The Registration Statement (CIK # 0000800166, File No.1-31722), which allows the Company's shares to trade in the United States, can be viewed at www.sec.gov.

The 12(g) Registration and the Standard & Poor's Investor Relations Program (www.advisorinsight.com) permits the introduction of DRC Resources Corporation and its Afton Copper-Gold Project to a large investor base, and raises the Company's profile within the North American investment community.

About DRC Resources Corporation (TSX: DRC)

DRC Resources Corporation, incorporated in 1980, is listed on the Toronto Stock Exchange. The main focus of DRC Resources is the exploration and development of the Afton Copper-Gold Project, located 10 km west of Kamloops, B.C. The Company is debt free and well financed to carry out the currently planned $18 Million Feasibility Study.

The Afton Feasibility Study will involve a 2,000 meter decline (tunnel) with ancillary development, definition diamond drilling, metallurgical sampling and geotechnical studies related to advancing the project through feasibility to production. With an increasingly stable rise in metal prices, the Afton Copper-Gold Project continues to attract the interest of financial institutions and the mining industry.

According to the British Columbia Ministry of Energy & Mines, the Afton Project is the largest advanced exploration project in South Central B.C. To date the Company has expended over $5 Million on exploration on the Afton Mineral Zone, outlining a 68.7 Million Tonne Measured and Indicated Mineral Resource of 1.68% Copper Equivalent or 2.61g/t Gold Equivalent (1.08% Cu, 0.85 g/t Au, 2.62 g/t Ag, 0.12 g/t Pd)*. The Company is also exploring for mineral potential at the nearby Ajax and Pothook area within its 100% owned claim boundary. *(Metal Prices Used: Cu $US 0.85/lb, Au $US 375/oz, Ag $US 5.25/oz and Pd $US 200/oz.)

On behalf of DRC Resources Corporation,

"John Kruzick"

John H. Kruzick
President and Chief Executive Officer

For further information on DRC Resources and the Afton Project, please contact:

John Kruzick

DRC Resources Corporation

601 - 595 Howe Street, Vancouver, B.C. V6C 2T5
Tel: 604-687-1629, Fax: 604-687-2845
Email: drcresources@uniserve.com
Website: www.drcresources.com

Safe Harbor Statement under the United States Private Securities Litigation Act of 1995: This release made may contain forward-looking statements that are affected by known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed, implied or anticipated by such forward-looking statements. Such forward-looking statements herein represent management's best judgment as of the date hereof based on information currently available. The Company does not intend to update this information and disclaims any legal liability to the contrary. WARNING: The Company relies upon litigation protection for "forward-looking" statements.

DRC Resources Corporation's shares trade on the Toronto Stock Exchange (TSX: DRC). The TSX has neither approved nor disapproved the form or content of this release.